                                                    EXHIBIT 22



                PARENTS AND SUBSIDIARIES


      There are no parents of the Company. There is no subsidiary for which separate financial statements are filed. The following list includes the Company and its subsidiaries, all of which are included, in the consolidated financial statements.

                                 State or         Percentage of
                                 Country of       Voting Securities
        Name                     Incorporation    Owned by the Company
     Oneida Ltd.                   New York

     Oneida Canada, Limited        Canada            100

     Camden Wire Co., Inc.         New York          100

     Buffalo China, Inc.           New York           93

     Kenwood Silver Company, Inc. New  York          100

     Oneida  Mexicana, S.A. de C.V. Mexico           100

     Oneida Distribution Services, Inc. New  York    100

     Oneida International, Inc.    Delaware           80
